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                                                                                                               EXHIBIT 11


                                      THE BEAR STEARNS COMPANIES INC.
                              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                 (UNAUDITED)


                                                     Three-Months Ended                         Nine-Months Ended
                                            ---------------------------------------    -------------------------------------
                                                 March 26,            March 27,            March 26,            March 27,
                                                   1999                 1998                  1999                1998
                                            ---------------------------------------    -------------------------------------
                                                               (In thousands, except per share data)
Weighted average common and common
  equivalent shares outstanding: (1)
     Average common stock outstanding               116,953             121,129               118,482            123,032
     Average common stock equivalents:
       Common stock issuable under
         employee benefit plans                         451                 482                   452                484
       Common stock issuable assuming
         conversion of CAP units                     39,305              35,978                39,305             35,978
                                        -------------------   -----------------    ------------------    ---------------
Total weighted average common and common
      equivalent shares outstanding                 156,709             157,589               158,239            159,494
                                        ===================   =================    ==================    ===============
Net income                                 $        203,972     $       166,319       $       403,995      $     488,159

Preferred stock dividend requirements                (9,778)             (9,126)              (29,651)           (20,975)

Income adjustment (net of tax) applicable
  to deferred compensation arrangements              28,804              15,249                42,359             44,054
                                        -------------------   -----------------    ------------------    ---------------
Adjusted net income                        $        222,998     $       172,442       $       416,703      $     511,238
                                        ===================   =================    ==================    ===============
Earnings per share (1)                     $           1.42     $          1.09       $          2.63      $        3.21
                                        ===================   =================    ==================    ===============

(1) Adjusted for the 5% stock dividend declared on January 20, 1999.

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